BRENNAN INVESTMENT PARTNERS, LLC

CODE OF ETHICS

This Code of Ethics of Brennan Investment Partners, LLC (“BIP”) sets forth the general standards of business conduct required of all BIP Supervised Persons and/or Access Persons (both as defined herein) and addresses certain other matters required pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Act”).

BIP is committed to conducting its activities in a lawful and appropriate manner and to serving its clients with integrity.  BIP seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in BIP by investors is something we value and endeavor to protect.  To further that goal, BIP has adopted this Code of Ethics which specifically applies to all “Supervised Persons” of BIP.  “Supervised Person” of BIP means:

• any partner, manager, officer, or director of BIP, or any other person occupying a similar status or performing similar functions,

• any investment advisory employee of BIP, and

• any other person (including an independent contractor) who provides investment advice on behalf of BIP and is subject to the supervision and control of BIP.

This Code of Ethics deals with a range of issues, including the fiduciary duties of BIP toward its clients; the need to maintain the confidentiality of information regarding its clients and the investment advice rendered; the prohibition on insider trading; and other aspects of Access Persons’ trading for their personal accounts.  BIP views seriously any violation of this Code of Ethics and will enforce this Code of Ethics.  Such violations constitute grounds for disciplinary sanctions, including dismissal.  Any questions about this Code of Ethics or any request for assistance or advice in connection herewith should be directed to the BIP’s Chief Compliance Officer (“CCO”), William S. Brennan.

GENERAL STANDARDS OF CONDUCT

1. As a registered investment adviser, BIP has a fiduciary relationship with its clients.  Therefore, all Supervised Persons must carry out their duties solely in the best interests of clients and free from all compromising influences and loyalties.

2. BIP’s operations are governed by the Act and the rules and regulations that the United States Securities and Exchange Commission (“SEC”) has promulgated thereunder.  All Supervised Persons must comply with the Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act, all rules adopted thereunder by the SEC, the Bank Secrecy Act, as it applies to funds and investment advisers, and all rules adopted thereunder by the SEC or the Department of the Treasury.

3. A Supervised Person may not under any circumstances use confidential information about a client for the Supervised Person’s own benefit.  A Supervised Person may not divulge information about clients to any person except in the course of performing his or her duties on behalf of BIP.  Supervised Persons are expected to be knowledgeable about the compliance procedures manual of BIP and to adhere to such manual.

4. Neither BIP nor its Supervised Persons shall favor the interests of one client over another.  In particular, they should not favor large accounts over small accounts, or personal or family accounts over the accounts of other clients.  Although it may not be possible to treat each client identically in every single transaction, on the whole, no client or group of clients should be disadvantaged to benefit any other client or group of clients.

5. No Supervised Person shall directly or indirectly agree to share in the profits earned or losses incurred in any client’s account.

6. No Supervised Person shall warrant or guarantee the future value of or return on any security.  Nor shall a Supervised Person warrant or guarantee the success or profitability of any investment advice BIP renders or any trading strategy BIP follows.

7. No Supervised Person shall make a payment or give a gift or any other thing of value to any person in excess of ($100) per individual per year where the payment or gift relates to the business of the recipient’s employer.  This prohibition does not apply to gifts to persons with whom the Supervised Person has a family or other personal relationship that exists apart from his or her association with BIP.  This prohibition also shall not apply to ordinary and usual business entertainment hosted by BIP, so long as such entertainment is neither so frequent nor so extensive as to raise any question of impropriety.

8. No Supervised Person shall receive any gift or other good or service worth more than ($100) per year from any person or entity that does business with or on behalf of BIP.  As with the restriction on giving gifts, this prohibition does not apply to gifts from persons with whom the Supervised Person has a family or other personal relationship that exists apart from his or her association with BIP.  Furthermore, this prohibition shall not apply to ordinary and usual business entertainment hosted by a party who does business with BIP, so long as such entertainment is neither so frequent nor so extensive as to raise any question of impropriety.

9. A Supervised Person shall not lend or borrow money, securities or commodities to or from a client.

10. No Supervised Person shall serve as a director or officer or hold a control position in any company having publicly traded securities that might be purchased for managed accounts, without first receiving written permission from the CCO.

B. TRADING ISSUES

1. Preventing Insider Trading Abuses

a. Stiff criminal and civil penalties are imposed upon persons who trade while in possession of “inside information” or who communicate such information to others in connection with a securities transaction.  This includes trading either for a personal account or for a BIP client account.  Criminal sanctions may include a fine of up to one million dollars ($1,000,000) and/or ten (10) years’ imprisonment.  On the civil side, the SEC can recover the profits gained or losses avoided through such trading, can impose a penalty of up to three (3) times the illicit windfall, and can permanently bar a person engaging in the impermissible activity from the securities industry.  Finally, such a person may be sued by investors seeking to recover damages from insider trading violations.

b. “Inside information” is defined as material nonpublic information about an issuer or security.  Such information typically originates from an “insider” of the issuer, such as an officer, director or controlling shareholder.  However, insider trading prohibitions also extend to trading while in possession of certain “market information.”  “Market information” is material nonpublic information which affects the market for an issuer’s securities but which comes from sources outside the issuer.  A typical example of market information is knowledge of an impending tender offer, which may come from sources other than an insider.  However, not all market information raises insider trading concerns.  For example, portfolio managers or analysts may learn material, nonpublic market information that did not come from an insider or from someone who otherwise misappropriated the information.  Or, a portfolio manager or analyst may be able to predict a corporate action or event based on a perceptive assembly and analysis of material public information or nonmaterial nonpublic information.  Since this activity lies at the heart of what a good portfolio manager or analyst is supposed to do, such information or conclusions may be used to make investment decisions.

c. In order to assess whether a particular situation runs afoul of the prohibition against insider trading, Supervised Persons should consider the following:

(i)	Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

(ii)
Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group.  Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.  In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Broad Tape, Reuters Financial Report, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.  On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers, or via a telephone call-in service for investors.

(iii)
By virtue of SEC Rule 10b5-1 under the Securities Exchange Act of 1934, a person will be presumed to have traded “on the basis of” inside information if he was aware of the material, non-public (i.e., inside) information when he made the purchase or sale.  Notwithstanding this presumption, a trader will not be deemed to have traded on inside information if he can show that: (a) before becoming aware of the information, he had (i) entered into a binding contract to buy or sell the security, which contract adequately specified the terms of the trade or did not permit the trader to exercise subsequent influence over the trade details; (ii) provided instructions to another person to execute the trade; or (iii) adopted a written plan for trading the securities, and (b) the purchase or sale that occurred was pursuant to the contract, instruction or plan.

An entity other than a natural person may also escape the presumption of trading on the basis of inside information if the entity can show that the person who made the investment decision on behalf of the entity was not aware of the information, and if the entity had implemented reasonable policies and procedures to ensure against insider trading violations.

(iv)
SEC Rule 10b5-2 under the Securities Exchange Act of 1934 addresses the question of when insider trading liability arises from the misappropriation of confidential information in the context of a family or other personal relationship.  Under this rule, a person receiving confidential information could be liable for insider trading where: (a) the person agreed to keep the information confidential; (b) a reasonable expectation of confidentiality can be implied from the fact that the parties to the communication have a history or practice of sharing confidences; or (c) the person supplying the information is a spouse, partner, child or sibling of the person who receives the information, unless there is an affirmative showing based on the particular circumstances of the family relationship that there was no reasonable expectation of confidentiality.

(v)	The selective disclosure of material nonpublic information by corporate insiders may lead to insider trading violations by an outsider -- BIP, for example -- under the following conditions:

(1) the insider intentionally breached a duty of confidentially owed to the issuer’s shareholders;

(2) the insider received some personal benefit from this breach, either by way of monetary gain or a reputational benefit, that could translate into future earnings;

(3) the outsider knew or should have known that the insider breached a duty by disclosing the information; and

(4) the outsider acts with a mental state showing an intent to deceive, manipulate or defraud.

(vi)
An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory.  This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders.  An example of this would be an employee of an investment adviser who trades while in possession of material, nonpublic information he or she learns in the course of his or her advisory duties.

(vii)	In order to prevent even inadvertent violations of the ban on insider trading, the following standards of conduct must be observed:

(viii)
All information about clients of BIP, including but not limited to the value of accounts; securities bought, sold or held; current or proposed business plans; acquisition targets; confidential financial reports or projections; borrowings, and other such information, must be held in strictest confidence.

(ix)	When obtaining material information about an issuer from insiders of the particular company, BIP will determine whether the information learned has already been disseminated through public channels.

(x)	In discussions with securities analysts, it also may be appropriate to determine whether the information the analyst provides has been publicly disseminated.

(xi)	If you suspect that you or BIP has learned material, nonpublic information about an issuer, you must take the following steps:

(xii)	Report the information and any proposed trade in that security to the CCO.

(1) Do not buy or sell the securities for your own account or for the account of anyone else, including a BIP client.

(2) After reviewing the issue, the CCO will make a determination as to whether the information is material and nonpublic.  If it is, the CCO will so inform all BIP’s Supervised Persons, and no one at BIP may trade in the stock until the CCO determines that the information has been made public.  At that time, the CCO shall notify BIP’s Supervised Persons in writing that the ban on trading has been lifted.

2. Personal Trading Concerns

a. Even where there is no misuse of material, nonpublic information, the purchase or sale of securities by an investment adviser or its employees may be problematic.  Because BIP is compensated to render investment advice to clients, fiduciary concerns arise when a Supervised Person also trades for his or her own account.  In this regard, a Supervised Person must conduct any personal securities trading in a manner which avoids not only actual improprieties but even the appearance of impropriety.

b. At all times, decisions regarding purchases and sales for clients will be made independently of decisions concerning the accounts of Supervised Persons or their immediate families.  Under no circumstances may action be taken on client accounts for purpose of benefiting anyone other than clients, not just immediate family members and Supervised Person’s accounts.  For purposes of this Code of Ethics, “immediate family” means the spouse, minor children and any other relative who shares the same house as the Supervised Person.  This presumption may be rebutted under such circumstances as the CCO, in his sole discretion, may allow.

c. Supervised Persons effecting security transactions in their personal accounts must wait two (2) business days from the date a security is placed in the BIP model portfolio before purchasing such security, and must wait two (2) business days from the date BIP recommends a security be sold before selling such security.  The CCO shall create and distribute a restricted list identifying all the securities in the BIP model portfolio and those that have been recommended for sale (“Restricted List”).  Each Supervised Person is responsible for checking the Restricted List before affecting a personal trade.  Each Supervised Person is responsible for checking that persons within his or her household abide by the personal trading policy set forth herein.  Supervised Persons whose accounts are managed by BIP pursuant to an advisory contract are not subject to the restrictions set forth in this Section.  However, every attempt will be made to fill client orders before filling orders for Supervised Person accounts.  In the event a trade for a Supervised Person is effected at or around the time a trade in the same security is being effected for a client, the client must always receive a price equal to or better than that received by the Supervised Person.

d. Certain high-risk trading activities (i.e., derivative instruments such as option contracts or short sales of common stock), if used by Supervised Persons in their personal trading account(s), are risky, not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited while positions are open.  For example, if BIP becomes aware of material, nonpublic information about the issuer of the underlying securities, BIP personnel may find themselves “frozen” in a position in a derivative security.  Think carefully before engaging in such trading activities.  BIP will not be responsible for any losses in personal accounts arising from the implementation of this Code of Ethics.

C. OBLIGATIONS OF ACCESS PERSONS

Any Supervised Person who:  (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below); or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic is an “Access Person.”  In view of the nature of BIP’s operations, all of its partners, directors and officers are deemed to be Access Persons.

1. Holdings Reports

Each Access Person must submit to the CCO a securities holdings report (“Holdings Report”) of such Access Person, as described hereunder, no later than ten (10) days after the person becomes an Access Person, and the information must be current as of a date no more than forty-five (45) days prior to the date such person becomes an Access Person.  Each Access Person must also submit a Holdings Report annually thereafter on a date selected by BIP, and the information must be current as of a date no more than forty-five (45) days prior to the date such report is submitted.  Each Holdings Report must contain: (i) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each reportable security in which such Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the Access Person submits the report.  BIP will review each Holdings Report that is submitted.

Instead of creating a separate document, an Access Person can satisfy the initial Holdings Report requirement by timely filing and dating a copy of a securities account statement listing all of his or her securities holdings, so long as that statement provides all the information required in the Holding Report as detailed above.  Similarly, an Access Person can satisfy the annual Holdings Report requirement by confirming in writing the accuracy and completeness of account statements that have already been supplied to the CCO or composites that have already been created by the CCO.

2. Transaction Reports

Each Access Person must submit to the CCO no later than thirty (30) days after the end of each calendar quarter, a quarterly securities transaction report covering all transactions during such quarter (“Transaction Report”) containing the following information for each Reportable Security (as defined in 15 U.S.C. 80b-2(a)(18)) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:  (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the Access Person submits the report.  In order to satisfy this reporting obligation, all Access Persons must direct each of their broker-dealers and banks with information pertaining to securities accounts (regular bank account statements need not be supplied) to send copies of confirmations and monthly or quarterly account statements directly to the CCO.  BIP will review each Transaction Report that is submitted.

3. Exceptions to the Reporting Requirements

Personal trading reports need not be submitted in the following circumstances:

a. Neither Holdings nor Transaction Reports are required as to direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), shares issued by money market funds, shares issued by registered open-end investment companies (other than Reportable Funds), and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (none of which are Reportable Funds).  For the purposes of this Code of Ethics, “Reportable Funds” means: (i) any fund for which BIP serves as an investment adviser as defined in Section 2(a)(20) or the sub-adviser or (ii) any fund whose investment adviser or principal underwriter controls BIP, is controlled by BIP, or is under common control with BIP.

b. Neither Holdings nor Transaction Reports are required as to securities held in accounts over which the Access Person had no direct or indirect influence or control.

c. Transaction Reports are not required as to transactions effected pursuant to an automatic investment plan, except where such a plan has been overridden.  An “automatic investment plan” means a program in which regular, periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

d. Transaction Reports need not be filed to the extent that the required information is contained in trade confirmations or account statements that are automatically supplied to BIP for those confirmations or statements received no later than thirty (30) days after the end of the applicable calendar quarter.

e. An Access Person need not file a Transaction Report for any quarter in which such Access Person has no transactions to report.

4. Pre-Approval of Personal Securities Transactions

Access Persons must first obtain the written approval of the CCO before they directly or indirectly acquire beneficial ownership in any securities including, but not limited to:  (1) an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (an “Initial Public Offering”), or (2)  an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D promulgated thereunder (a “Limited Offering”).

D. COMPLIANCE

1. BIP shall provide each Supervised Person with a copy of this Code of Ethics and any amendments thereto.  A Supervised Person shall provide written acknowledgement of his or her receipt of a copy of this Code of Ethics and written acknowledgement of the receipt of a copy of any amendments to the Code of Ethics.

2. A Supervised Person must promptly report any existing or threatened violations of this Code of Ethics (by themselves or others) to the CCO.  Such reports may be orally or in writing, but if in writing, should not be sent via e-mail.  Reports need not be signed; anonymous reports will be accepted.  The CCO will create and retain a report of the reported violation and any action BIP takes in response thereto.  BIP may be required to produce such records to the SEC.